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                                  EXHIBIT 3 (i)

     CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SKANEATELES
                                 BANCORP, INC.




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            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                            SKANEATELES BANCORP, INC.


      Skaneateles Bancorp, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the Sate of Delaware, does hereby certify as follows:

     FIRST: That on or about February 10, 1998, the Board of Directors of the Corporation duly adopted a resolution to amend the Certificate of Incorporation of the Corporation to increase the number of shares of common stock, par value $.01 per share, which the Corporation has authority to issue, from 2,500,000 to 4,000,000. To effect such amendment, Article 4 of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following is hereby inserted in lieu thereof and is hereby adopted:

                           "Article 4. CAPITAL STOCK. The total number of shares
                  of all classes of the capital stock which the Corporation has authority to issue is four million five hundred thousand (4,500,000), of which four million (4,000,000) shall be common stock, par value $.01 per share and five hundred thousand (500,000) shall be serial preferred stock, par value $.01 per share. The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

                  A description of the different classes and series of the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

                                    A. COMMON STOCK. Except as provided in this
                           Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors.


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                           Whenever there shall have been paid, or declared and
                           set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors

                           In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

                                            B. SERIAL PREFERRED STOCK. Except as
                           provided in this Section 4, the board of directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, full or limited, multiple, fractional or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications limitations and restrictions thereof."

         SECOND: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware at a meeting of the stockholders of the Corporation at a meeting called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary numbers of shares as required by law were voted in favor of the amendment.

         THIRD: The effective date of filing this document with the Delaware Department of State shall be the date of filing.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation of the Corporation to be signed by John P. Driscoll, its Chairman, President and Chief Executive Officer, and attested by J. David Hammond, its Secretary, as of the 21st day of April, 1998.




                          SKANEATELES BANCORP, INC.



                          By:  /s/ John P. Driscoll
                             ------------------------------------------------

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